UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

January 7, 2016

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 7, 2016, the board of directors (the “Board”) of The PNC Financial Services Group, Inc. (“PNC”) increased the number of directors from 14 to 16 and appointed Daniel R. Hesse, the former President and Chief Executive Officer of Sprint Corp., and Michael J. Ward, the Chairman and Chief Executive Officer of CSX Corporation, to serve on the Board effective immediately. With these appointments, PNC is continuing the evolution of its Board and preparing for the anticipated April retirement of three long serving directors. Mr. Hesse and Mr. Ward were also appointed as directors of PNC Bank, National Association. The Board determined that each of Mr. Hesse and Mr. Ward is independent under the director independence standards established by the New York Stock Exchange. Mr. Hesse and Mr. Ward will receive compensation in accordance with PNC’s non-employee director compensation program described in PNC’s 2015 Proxy Statement filed with the U.S. Securities and Exchange Commission on March 17, 2015.

CSX Corporation has a variety of ordinary course credit relationships with PNC Bank, National Association. These lending relationships were entered in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with other customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Hesse was appointed to the Risk Committee and the Technology Subcommittee of the Risk Committee. Mr. Ward was appointed to the Personnel and Compensation Committee and the Nominating and Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: January 7, 2016	By:	/s/ Gregory H. Kozich
		Name:	Gregory H. Kozich
		Title:	Senior Vice President and Controller